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Exhibit 10-S

Amendment No. 1 to Employment Agreement

        AGREEMENT by and between ADC Telecommunications, Inc., a Minnesota corporation ("ADC" or the "Company"), and Richard R. Roscitt (the "Executive"), dated effective as of November 27, 2002.

Recitals

A.
ADC and the Executive are parties to an Employment Agreement dated January 28, 2001 (the "Employment Agreement").

B.
In light of the challenging market conditions in which the Company currently operates and other changed circumstances, the Executive and the Compensation Committee of the ADC Board (the "Compensation Committee") have considered certain amendments to the Employment Agreement. ADC and the Executive now desire to amend certain provisions of the Employment Agreement as set forth in this Amendment No. 1 to the Employment Agreement (this "Amendment"). In addition to the terms set forth below, the Executive also requested of the Committee that he not be considered for an incentive bonus payment for fiscal year 2002 or a base salary increase for fiscal year 2003 in light of the challenging market conditions in which the Company currently operates.

C.
The terms of this Amendment have been approved by the Compensation Committee, which is comprised solely of independent directors.

        NOW THEREFORE, the parties agree as follows:

        1.    Definitions.    Unless otherwise defined in this Amendment, initially capitalized terms shall have the meanings assigned to such terms in the Employment Agreement. References to fiscal years are based upon ADC's fiscal year, which ends on October 31 of each year.

        2.    Section 3 of Employment Agreement—Compensation.

        Section 3(g)(ii) of the Employment Agreement is hereby amended as follows:

          (g)(ii)    Annual Option Grants.    Section 3 (g) (ii) provides that at the beginning of each of fiscal year 2002 and 2003 Executive shall be granted an option to purchase shares of the Company's common stock, which options are to have a Black Scholes value of $5 million at the time grant. The Company has satisfied its obligations regarding annual option grants for fiscal year 2002 and the Executive voluntarily waives this provision with regard to the fiscal year 2003 option grant and also waives the right to receive the option grant on November 1, which would have resulted in a grant of substantially more option shares. For fiscal year 2003, Executive shall instead receive the following grants:

            (A)  Executive shall receive an option to purchase up to 3,000,000 shares of the Company's common stock (the "2003 Option"). The 2003 Option shall have a per share exercise price equal to the fair market value (as defined in the Plan) on November 27, 2002, which shall be the effective date of the annual option grants to all eligible officers. The 2003 Option will vest over a three (3) year period and shall be subject to the terms and conditions of the ADC Global Stock Incentive Option Plan and an option agreement entered into by the Executive and the Company, consistent with company practice. The 2003 Option shall be designated as an incentive stock option to the maximum extent permitted by the Internal Revenue Code of 1986, as amended, and the remainder shall be designated as non-qualified stock options. The Executive hereby acknowledges that the current Black Scholes value of the 2003 Option grant is less than the $5 million originally contemplated by the Employment Agreement, and that he is voluntarily waiving the difference.

            (B)  Consistent with the Company's practice with respect to other selected senior officers, on November 27, 2002, the Company shall make a grant of 750,000 restricted shares of common stock ("Restricted Stock'). The shares of Restricted Stock shall vest in ratable annual installments over a three (3) year period in accordance with a Restricted Stock Agreement to be entered into by the Executive and the Company.

  Beginning in Fiscal year 2004 and succeeding years, Executive shall be eligible to participate in all of ADC's regular stock incentive programs. The amount of future awards shall be determined by the Committee in connection with an annual review of the Executive's total compensation package in accordance with the Committee's practices which takes into account factors including an assessment of the Executive's performance, the Company's performance and the total compensation paid to similar executives at peer and other companies.

        3.    Section 5 of Employment Agreement—Compensation and Payments Upon Termination.

        Section 5(a) is amended to add new subparagraphs (vi) as follows:

    "(vi) all Company stock options with a grant date after October 31, 2002 and all shares of Restricted Stock held by the Executive shall become 100% vested on the date of termination. Such stock options shall remain exercisable for a period of three (3) years following the date of termination.

        Section 5(b) is amended to add a new subparagraph (vi) as follows:

    "(vi) all Company stock options with a grant date after October 31, 2002 and all shares of Restricted Stock held by the Executive shall become 100% vested on the date of termination. Such stock options shall remain exercisable for a period of three (3) years following the date of death or long-term disability.

        4.    Section 6 of Employment Agreement—Change In Control.

        Section 6(c) is amended and restated in its entirety to read a follows:

    "(c) The Executive's termination would trigger (i) the acceleration of vesting of all Company stock options with a grant date after October 31, 2002 held by the Executive and such options shall remain exercisable for a period of three (3) years following the date of termination; and (ii) the acceleration of vesting of all shares of Company Restricted Stock held by the Executive.

        5.    Miscellaneous.

        (a)  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to its conflict of law rules.

        (b)  The captions of this Amendment are not part of the provisions hereof and shall have no force or effect.

        (c)  All terms of the Employment Agreement which are not expressly modified in this Amendment shall remain unchanged and in full force and effect. This Amendment may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors.

        (d)  This Amendment may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

[signature page follows]

        IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment No. 1 to Employment Agreement as of the day and year first above written.

ADC Telecommunications, Inc.		Richard R. Roscitt
By	/s/ LAURA N. OWEN	/s/ RICHARD R. ROSCITT
Its	Vice President, Human Resources	Date	November 27, 2002

Date	November 27, 2002

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  Exhibit 10-S